UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

Under the Securities Exchange Act of 1934

(Amendment No. 6)

Forest City Realty Trust, Inc.

(Name of Issuer)

Class B Common Stock, $.01 par value per share

(Title of Class of Securities)

345605208

(CUSIP Number)

Mark R. Tepsich, Esq.

Terminal Tower, Suite 1600

50 Public Square

Cleveland, OH 44113

(216) 592-1321

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

January 1, 2016

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13D
CUSIP No. 345605208		Page 2 of 59 Pages

(1)	Names of reporting persons RMS, Ltd.
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Ohio
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 17,377,085 (See Note 1)
	(8)	Shared voting power 13,500 (See Note 2)
	(9)	Sole dispositive power 12,887,108 (See Note 4)
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person PN

13D
CUSIP No. 345605208		Page 3 of 59 Pages

(1)	Names of reporting persons Powell Partners, Limited
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Ohio
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 13,500
	(8)	Shared voting power 17,377,085
	(9)	Sole dispositive power 13,500 (See Note 2)
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person PN

13D
CUSIP No. 345605208		Page 4 of 59 Pages

(1)	Names of reporting persons Albert Ratner, Trustee of the Albert Ratner Trust Agreement dated August 17, 1985, as amended and restated
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 383,634 (See Note 5)
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person PN

13D
CUSIP No. 345605208		Page 5 of 59 Pages

(1)

Names of reporting persons

Brian J. Ratner Trust Agreement dated August 18, 1986, Revocation and Re-Creation of Trust and Restatement dated February 3, 2005, as amended and restated (Co Trustees: Albert Ratner and Brian Ratner)

(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 1,000 (See Note 6)
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person PN

13D
CUSIP No. 345605208		Page 6 of 59 Pages

(1)	Names of reporting persons David J. Ratner Trust Agreement dated May 4, 2008 (Co Trustees: David Ratner and Brian Ratner)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 1,580
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person PN

13D
CUSIP No. 345605208		Page 7 of 59 Pages

(1)	Names of reporting persons Albert B. Ratner 1989 Grandchildren’s Trust Agreement dated June 12, 1989 FBO David Ratner (Trustee: Brian Ratner)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 158,984 (See Note 7)
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person PN

13D
CUSIP No. 345605208		Page 8 of 59 Pages

(1)	Names of reporting persons Albert B. Ratner 1986 Grandchildren’s Trust Agreement dated December 29, 1986 FBO David Ratner (Co Trustees: James Ratner and Brian Ratner)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 388,634
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person PN

13D
CUSIP No. 345605208		Page 9 of 59 Pages

(1)	Names of reporting persons Albert B. Ratner 1986 Remainder Interest Trust Agreement dated December 29, 1986 (Co Trustees: Deborah Ratner Salzberg and Brian Ratner)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 200,000 (See Note 8)
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person PN

13D
CUSIP No. 345605208		Page 10 of 59 Pages

(1)	Names of reporting persons Emily F. Ratner Revocable Trust Agreement dated August 15, 2007 (Co Trustees: Emily F. Ratner and Tawny Ratner)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 85,712
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person PN

13D
CUSIP No. 345605208		Page 11 of 59 Pages

(1)	Names of reporting persons Albert B. Ratner 1989 Grandchildren’s Trust Agreement dated June 12, 1989 FBO Emily Ratner (Co Trustees: James Ratner and Brian Ratner)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 63,290 (See Note 9)
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person PN

13D
CUSIP No. 345605208		Page 12 of 59 Pages

(1)	Names of reporting persons Deborah Ratner Salzberg Revocable Trust Agreement dated February 9, 1987, as amended and restated (Trustee: Deborah Ratner Salzberg)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 378,000 (See Note 10)
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person OO

13D
CUSIP No. 345605208		Page 13 of 59 Pages

(1)	Names of reporting persons Trust Agreement of Anna Salzberg dated September 30, 2009 (Co Trustees: Anna Salzberg and Deborah Ratner Salzberg)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 5,040
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person OO

13D
CUSIP No. 345605208		Page 14 of 59 Pages

(1)	Names of reporting persons Albert B. Ratner 1989 Grandchildren’s Trust Agreement dated June 12, 1989 FBO Anna Salzberg (Co Trustees: James Ratner and Deborah Ratner Salzberg)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 33,834 (See Note 11)
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person OO

13D
CUSIP No. 345605208		Page 15 of 59 Pages

(1)	Names of reporting persons Albert B. Ratner 1989 Grandchildren’s Trust Agreement dated June 12, 1989 FBO Eric Salzberg (Co Trustees: James Ratner and Deborah Ratner Salzberg)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 33,514 (See Note 12)
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person OO

13D
CUSIP No. 345605208		Page 16 of 59 Pages

(1)	Names of reporting persons Jonathan Ratner
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 4,050 (See Note 13)
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person OO

13D
CUSIP No. 345605208		Page 17 of 59 Pages

(1)	Names of reporting persons Jonathan Ratner 1992 Trust Agreement dated January 2, 1992 (Co Trustees: James Ratner and Ronald Ratner)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 183,277 (See Note 13.1)
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person OO

13D
CUSIP No. 345605208		Page 18 of 59 Pages

(1)	Names of reporting persons Kevin Ratner
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 4,050 (See Note 14)
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person OO

13D
CUSIP No. 345605208		Page 19 of 59 Pages

(1)	Names of reporting persons Kevin Ratner 1986 Trust Agreement dated December 18, 1986, as amended and restated (Co Trustees: Kevin Ratner and Ronald Ratner)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 183,277 (See Note 15)
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person OO

13D
CUSIP No. 345605208		Page 20 of 59 Pages

(1)	Names of reporting persons Rachel Ratner 1988 Trust Agreement dated November 26, 1988 (Co Trustees: Rachel Ratner and Ronald Ratner)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 183,327 (See Note 16)
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person OO

13D
CUSIP No. 345605208		Page 21 of 59 Pages

(1)	Names of reporting persons Max Ratner Family 1999 Irrevocable Trust Agreement dated December 28, 1999 FBO Adam Ratner (Co Trustees: Deborah Ratner Salzberg and Brian Ratner)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 73,080 (See Note 17)
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person OO

13D
CUSIP No. 345605208		Page 22 of 59 Pages

(1)	Names of reporting persons Max Ratner 1986 Family Trust Agreement dated December 18, 1986 FBO Adam Ratner (Co Trustees: Charles Ratner and James Ratner)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 5,992 (See Note 18)
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person OO

13D
CUSIP No. 345605208		Page 23 of 59 Pages

(1)	Names of reporting persons James Ratner Revocable Trust Agreement dated December 4, 1981, as amended and restated (Co Trustees: James Ratner and Ronald Ratner)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 556,833 (See Note 19)
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person OO

13D
CUSIP No. 345605208		Page 24 of 59 Pages

(1)	Names of reporting persons James Ratner Trust Agreement dated December 5, 1983 FBO Austin Ratner (Co Trustees: Charles Ratner, Mark Ratner, Ronald Ratner)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 16,721
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person OO

13D
CUSIP No. 345605208		Page 25 of 59 Pages

(1)	Names of reporting persons Mark Ratner, Trustees of the Mark Ratner Revocable Trust Agreement dated September 10, 1983, as amended and restated
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 115,300 (See Note 20)
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person OO

13D
CUSIP No. 345605208		Page 26 of 59 Pages

(1)	Names of reporting persons Daniel E. Ratner 1994 Trust Agreement dated March 26, 1994 (Co Trustees: Charles Ratner and James Ratner)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 97,974
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person OO

13D
CUSIP No. 345605208		Page 27 of 59 Pages

(1)	Names of reporting persons Max Ratner 1988 Grandchildren’s Trust Agreement dated December 21, 1988 FBO Daniel E. Ratner (Co Trustees: Albert Ratner and James Ratner)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 100,000
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person OO

13D
CUSIP No. 345605208		Page 28 of 59 Pages

(1)	Names of reporting persons Mark Ratner Trust Agreement dated December 5, 1983 FBO Daniel E. Ratner (Co Trustees: Charles Ratner, James Ratner and Ronald Ratner)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 55,350 (See Note 21)
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person OO

13D
CUSIP No. 345605208		Page 29 of 59 Pages

(1)	Names of reporting persons Stacy Ratner 1994 Trust Agreement dated March 26, 1994, as amended and restated (Co Trustees: Charles Ratner and James Ratner)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 314,452 (See Note 22)
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person OO

13D
CUSIP No. 345605208		Page 30 of 59 Pages

(1)	Names of reporting persons Ronald Ratner, Trustee of the Ronald Ratner Revocable Trust Agreement dated December 18, 1986, as amended and restated
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 150,000 (See Note 23)
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person OO

13D
CUSIP No. 345605208		Page 31 of 59 Pages

(1)	Names of reporting persons Max Ratner 1988 Grandchildren’s Trust Agreement dated December 21, 1988 FBO Matthew Ratner (Co Trustees: Albert Ratner and Charles Ratner)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 164,452 (See Note 24)
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person IN

13D
CUSIP No. 345605208		Page 32 of 59 Pages

(1)	Names of reporting persons Max Ratner 1988 Grandchildren’s Trust Agreement dated December 21, 1988 FBO Sarah Ratner (Co Trustees: Albert Ratner and Charles Ratner)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 314,452 (See Note 25)
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person IN

13D
CUSIP No. 345605208		Page 33 of 59 Pages

(1)	Names of reporting persons Tawny Ratner
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 2,700 (See Note 26)
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person IN

13D
CUSIP No. 345605208		Page 34 of 59 Pages

(1)	Names of reporting persons Max Miller Revocable Trust (Co Trustees: Max Miller and Abraham Miller)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 16,701
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person IN

13D
CUSIP No. 345605208		Page 35 of 59 Pages

(1)	Names of reporting persons Ruth Miller 1989 Grandchildren’s Trust Agreement dated December 1, 1989 FBO Max Miller (Trustee: Abraham Miller)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 55,589 (See Note 27)
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person IN

13D
CUSIP No. 345605208		Page 36 of 59 Pages

(1)	Names of reporting persons Abraham Miller 2009 Irrevocable Trust Agreement dated December 28, 2009 (Co Trustees: Bruce Geier and Deborah Ratner Salzberg)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 23,614
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person IN

13D
CUSIP No. 345605208		Page 37 of 59 Pages

(1)	Names of reporting persons Abraham Miller 2012 Family Trust Agreement dated December 21, 2012 FBO Max Miller (Trustee: Deborah Ratner Salzberg)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 29,797
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person IN

13D
CUSIP No. 345605208		Page 38 of 59 Pages

(1)	Names of reporting persons Trust Agreement of Jacob Andrew Miller dated March 12, 2010 (Co Trustees: Jacob Andrew Miller and Abraham Miller)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 16,701
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person IN

13D
CUSIP No. 345605208		Page 39 of 59 Pages

(1)	Names of reporting persons Ruth Miller 1989 Grandchildren’s Trust Agreement dated December 5, 1989 FBO Jacob Miller (Trustee: Abraham Miller)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 55,589 (See Note 28)
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person IN

13D
CUSIP No. 345605208		Page 40 of 59 Pages

(1)	Names of reporting persons Abraham Miller 2012 Family Trust Agreement dated December 21, 2012 FBO Jacob Miller (Trustee: Deborah Ratner Salzberg)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 29,797
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person IN

13D
CUSIP No. 345605208		Page 41 of 59 Pages

(1)	Names of reporting persons Gabrielle Miller Trust Agreement dated November 29, 1985, as amended and restated (Trustee: Richard Miller)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 46,946 (See Note 29)
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person IN

13D
CUSIP No. 345605208		Page 42 of 59 Pages

(1)	Names of reporting persons Ruth Miller GST Exempt Trust Agreement dated July 5, 1985 FBO Gabrielle Miller (Trustee: Gabrielle Miller)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 7,693 (See Note 30)
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person IN

13D
CUSIP No. 345605208		Page 43 of 59 Pages

(1)	Names of reporting persons Ruth Miller 1989 Grandchildren’s Trust Agreement dated December 1, 1989 FBO Elena Miller (Co Trustee: Aaron Miller and Abraham Miller)
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 2,848
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person IN

13D
CUSIP No. 345605208		Page 44 of 59 Pages

(1)	Names of reporting persons Sam Miller, Trustee
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization United States
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 278,718 (See Note 31)
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person IN

13D
CUSIP No. 345605208		Page 45 of 59 Pages

(1)	Names of reporting persons The Berimore Company, P.L.L.
(2)	Check the appropriate box if a member of a group (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds 00
(5)	Check if disclosure of legal proceedings is required pursuant to Item 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Ohio
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 0
	(9)	Sole dispositive power 525,157 (See Note 32)
	(10)	Shared dispositive power 0
(11)	Aggregate amount beneficially owned by each reporting person 17,390,585 (See Note 3)
(12)	Check if the aggregate amount in Row (11) excludes certain shares ☐
(13)	Percent of class represented by amount in Row (11) 92.4%
(14)	Type of reporting person PN

13D
CUSIP No. 345605208		Page 46 of 59 Pages

Notes to Cover Page of Schedule 13D

This statement relates to the Class B Common Stock, $0.01 par value per share (the “Class B Common Stock”), of Forest City Realty Trust, Inc., a Maryland corporation and successor to Forest City Enterprises, Inc. pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934 (the “Company”). Pursuant to the Company’s amended and restated charter (the “Charter”), holders of shares of Class B Common Stock are entitled to convert, at any time and at their election, each share of Class B Common Stock into one share of the Company’s Class A Common Stock, $0.01 par value per share (the “Class A Common Stock”). Although these conversion rights are subject to the provisions of the Shareholders Agreement described herein for Reporting Persons that are parties to that agreement, as a result of the conversion rights in the Company’s Charter, each reporting person may deemed to beneficially own a number of shares of Class A Common Stock equal to the number of beneficially owned shares of Class B Common Stock. Any additional shares of Class A Common Stock that are beneficially owned by a reporting person are described in the notes that follow.

Note 1.	The reporting person has total voting power of 17,377,085 shares of Class B Common Stock which is distributed as follows: 12,887,108 RMS, Ltd. partnership units (“Units”), an Ohio limited partnership, which are exchangeable on a one-to-one basis for underlying shares of Class B Common Stock; 4,476,477 shares of Class B Common Stock attributable to the Shareholders (the “Shareholder(s)”) party to the Ratner, Miller and Shafran Shareholder’s Agreement dated December 20, 2013 which Shares are bound by the vote of RMS, Ltd. (the “Shareholder’s Agreement”) and shares voting power over the 13,5000 shares of Class B Common Stock held by Powell Partners, P.L.L. (“Powell”).

Note 2.	RMS, Ltd. shares voting power of the 13,500 shares of Class B Common Stock held by Powell and Powell has sole dispositive power over the 13,500 shares of Class B Common Stock held by it.

Note 3.	The reporting person disclaims beneficial ownership of all shares listed with the exception of the shares listed on Item No. 9.

Note 4.	The reporting person has sole dispositive power over 12,887,108 shares of Class B Common Stock held by RMS, Ltd. partnership and subject to the agreements of the partnership.

Note 5.	Albert Ratner, Trustee of the Albert Ratner Trust Agreement dated August 17, 1985, as amended and restated holds sole dispositive power over 383,634 shares of Class B Common Stock. In addition, Albert Ratner Trust Agreement dated August 17, 1985 beneficially owns 104,392 shares of Class A Common Stock. Audrey G. Ratner, wife of Albert Ratner, beneficially owns 36,000 shares of Class A Common Stock and 900 shares of Class B Common Stock.

Note 6.	Brian J. Ratner Trust Agreement dated August 18, 1986, Revocation and Re-Creation of Trust and Restatement dated February 3, 2005, as amended and restated holds sole dispositive power over 1,000 Shares. In addition, Brian J. Ratner Trust Agreement dated August 18, 1986, Revocation and Re-Creation of Trust and Restatement dated February 3, 2005, as amended and restated beneficially owns 607,374 shares of Class A Common Stock. In addition, Brain Ratner, Trustee beneficially owns 61,192 shares of Class A Common stock options that are exercisable within the next 60 days.

Note 7.	In addition, the trust beneficially owns 7,096 shares of Class A Common Stock.

Note 8.	In addition, the trust beneficially owns 864,514 shares of Class A Common Stock.

Note 9.	In addition, the trust beneficially owns 26,596 shares of Class A Common Stock.

Note 10.	In addition, the trust beneficially owns 509,773 shares of Class A Common Stock. Michael Salzberg, Deborah’s husband, owns 55,790 .63 shares of Class A Common Stock. Deborah Ratner Salzberg also has a total of 61,547 shares of Class A stock options that are exercisable within the next 60 days.

Note 11.	In addition, the trust beneficially owns 83,603 shares of Class A Common Stock.

Note 12.	In addition, the trust beneficially owns 79,290 shares of Class A Common Stock.

Note 13.	Jon Ratner also beneficially owns 14,039 shares of Class A Common Stock also has a total of 3,000 shares of Class A stock options that are exercisable within the next 60 days.

Note 13.1	In addition, the trust beneficially owns 15,413 shares of Class A Common Stock.

Note 14.	In addition, Kevin Ratner beneficially owns 6,393 shares of Class A Common Stock. Kevin Ratner also has a total of 36,003 shares of Class A Common Stock options that are exercisable within the next 60 days.

Note 15.	In addition, the trust beneficially owns 1,696 shares of Class A Common Stock.

Note 16.	In addition, the trust beneficially owns 6,750 shares of Class A Common Stock.

Note 17.	In addition, the trust beneficially owns 98,000 shares of Class A Common Stock.

Note 18.	In addition, the trust beneficially owns 5,389 shares of Class A Common Stock.

Note 19.	James Ratner beneficially owns a total of 283, 529 shares of Class A Common Stock. James Ratner’s wife, Susan Ratner, also beneficially owns 95, 694 shares of Class A Common Stock. James Ratner also has a total of 174,490 shares of Class A Common Stock options that are exercisable within the next 60 days.

Note 20.	Mark Ratner, Trustee also beneficially owns 579,233 shares of Class A Common Stock. Mark Ratner, Trustee of the Nancy Ratner 2012 Irrevocable Trust Agreement dated December 24, 2012 FBO Mark Ratner beneficially owns 187,500 shares of Class A Common Stock. Nancy Ratner, wife of Mark Ratner also beneficially owns 60,300 shares of Class B Common Stock and 80,484 shares of Class A Common Stock.

13D
CUSIP No. 345605208		Page 47 of 59 Pages

Note 21.	In addition, the trust beneficially owns 18,679 shares of Class A Common Stock.

Note 22.	In addition, the trust beneficially owns 912 shares of Class A Common Stock.

Note 23.	Ronald Ratner, Trustee beneficially owns 10,853 shares of Class A Common Stock. Ronald Ratner also beneficially owns a total of 174,490 shares of Class A Common Stock options that are exercisable within the next 60 days. Ronald Ratner, Trustee of the Deborah Ratner 2012 Irrevocable Trust Agreement dated December 26, 2012 FBO Ronald Ratner also beneficially owns 187,500 shares of Class A Common Stock. Deborah B. Ratner, Trustee, wife of Ronald Ratner, also beneficially owns 206,646 shares of Class A Common Stock.

Note 24.	In addition, the trust beneficially owns 59,469 shares of Class A Common Stock.

Note 25.	In addition, the trust beneficially owns 18,939 shares of Class A Common Stock.

Note 26.	In addition, Tawny Ratner beneficially owns 17,144 shares of Class A Common Stock.

Note 27.	In addition, the trust beneficially owns 18,134 shares of Class A Common Stock.

Note 28.	In addition, the trust beneficially owns 27,134 shares of Class A Common Stock.

Note 29.	In addition, the trust beneficially owns 157,992 shares of Class A Common Stock.

Note 30.	In addition, the trust beneficially owns 4,192 shares of Class A Common Stock.

Note 31.	In addition, Sam Miller, Trustee beneficially owns 660,523 shares of Class A Common Stock.

Note 32.	In addition, Berimore beneficially owns 87,775 shares of Class A Common Stock.

13D
CUSIP No. 345605208		Page 48 of 59 Pages

This Amendment No. 6 (Amendment No. 6”) to Schedule 13D is being jointly filed by (i) RMS, Limited Partnership, an Ohio limited partnership (“RMS, Ltd. “), (ii) Powell Partners, Limited, an Ohio limited partnership (“Powell”) and (iii) the shareholders (“Shareholder(s)”) party to the Ratner, Miller and Shafran Shareholders Agreement (“Shareholders Agreement”) (collectively, the “ Reporting Persons “). This Amendment No. 6 amends the initial statement on Schedule 13D filed on November 17, 2006 (the “Original Schedule 13D”), the Amendment No. 2 to Schedule 13D filed on August 24, 2007 (“Amendment No. 2”), the Amendment No. 3 to Schedule 13D filed on September 28, 2012 (“Amendment No. 3”), the Amendment No. 4 to Schedule 13D filed on December 31, 2013 (“Amendment No. 4”) and the Amendment No. 5 to Schedule 13D filed on July 2, 2014 (“Amendment No. 5” and together with the Original Schedule 13D, Amendment No. 2, Amendment No. 3, Amendment No. 4 and this Amendment No. 6, the “Schedule 13D”).

In the aggregate, the Reporting Persons beneficially own 17,390,585 shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock “), representing 92.4% of the outstanding shares of Class B Common Stock of Forest City Realty Trust, Inc. (the “Company”).

This Amendment No. 6 is being filed primarily to report the exemption granted by the Company’s Board of Directors to the Reporting Persons, in their capacity as a “group,” in connection with the conversion of the Company into a real estate investment trust, as described under Item 6 herein.

Item 1. Security and Issuer.

Item 1 of the Schedule 13D is hereby amended and restated in its entirety as follows:

This statement relates to the Class B Common Stock of the Forest City Realty Trust, Inc., a Maryland corporation and successor to Forest City Enterprises, Inc., pursuant to Rule 12g-3(a) of the Securities Exchange Act of 1934. The shares of Class B Common Stock owned by the Reporting Persons are convertible on a share-for-share basis into shares of Class A Common Stock, $0.01 par value per share (the “ Class A Common Stock “) of the Company. The Company’s principal executive offices are located at Terminal Tower, Suite 1100, 50 Public Square, Cleveland, Ohio 44113.

Item 5. Interest in Securities of the Issuer.

(a)-(c) Based on the 18,805,285 shares of Class B Common Stock outstanding as of December 31, 2015, RMS Ltd. may be deemed to beneficially own 12,887,108, or 68.53%, of the Issuer’s outstanding shares of Class B Common Stock. RMS Ltd. has the sole power to vote or direct the vote of 17,377,085 shares of Class B Common Stock that RMS Ltd. may be deemed to beneficially own and as a member of a group with the Shareholders subject to the Ratner, Miller and Shafran Shareholder’s Agreement. RMS, Ltd. has sole voting power along with 4,489,977 Shares of Class B Common Stock held by the Shareholders and subject to the Ratner, Miller and Shafran Shareholder’s Agreement. RMS, Ltd. together with the shares owned by each Shareholder subject to the Ratner, Miller and Shafran Shareholder’s Agreement, RMS, Ltd. retains the power to vote or direct the vote of 92.4% of the Issuer’s outstanding shares of Class B Common Stock. Powell Partners, Limited owns .07% of the issued and outstanding shares of Class B Common stock outstanding as of December 31, 2015.

The certain of the limited partners of RMS, Ltd. who received Class B Common Stock, now known as the Shareholders of the Ratner, Miller and Shafran Shareholders Agreement are restricted from voting and directing the vote; however, the Shares shall be voted and directed in the same manner as the RMS, Ltd. Partnership Agreement. Each Shareholder below subject to the Ratner, Miller and Shafran Shareholder’s Agreement has the sole or shared power to dispose of the number of Shares that it solely owns with no other individual. Some trustee’s or individual’s acting on behalf of the Shareholder’s share dispositive power while acting in concert with another Shareholder trustee or Shareholder individual on behalf of a Shareholder who is also subject to the Shareholder’s Agreement. Each Shareholder may dispose of its Shares subject to a right of first refusal from other of the certain Shareholders subject to the Shareholder’s Agreement.

Person	Shares Beneficially Owned	Percent of Outstanding Shares (1)
1.) RMS, Ltd.	12,887,108	68.53%
2.) Powell Partners, Ltd.	13,500	.07%
3.) Albert B. Ratner	383,634	2.04%
4.) Brian Ratner	1,000	.01%
5.) David J. Ratner Trust Agreement dated May 4, 2008	1,580	.01%
6.) Albert B. Ratner 1989 Grandchildren’s Trust Agreement dated June 12, 1989 FBO David Ratner	158,984	.85%
7.) Albert B. Ratner 1986 Grandchildren’s Trust Agreement dated December 29, 1986 FBO David Ratner	388,634	2.07%

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CUSIP No. 345605208		Page 49 of 59 Pages

8.) Albert B. Ratner 1986 Remainder Interest Trust Agreement dated December 29, 1986	200,000	1.06%
9.) Emily F. Ratner Revocable Trust Agreement Dated August 15, 2007	85,712	.46%
10.) Albert B. Ratner 1989 Grandchildren’s Trust Agreement dated June 12, 1989 Emily Ratner	63,290	.34%
11.) Deborah Ratner Salzberg	378,000	2.01%
12.) Trust Agreement of Anna Salzberg dated September 30, 2009	5,040	.03%
13.) Albert B. Ratner 1989 Grandchildren’s Trust Agreement Dated June 12, 1989 FBO Anna Salzberg	33,834	.18%
14.) Albert B. Ratner 1989 Grandchildren’s Trust Agreement Dated June 12, 1989 FBO Eric Salzberg	33,514	.19
15.) Jonathan Ratner	4,050	.02%
16.) Jonathan Ratner 1992 Trust Agreement Dated January 2, 1992	183,277	.97%
17.) Kevin Ratner	4,050	.02%
18.) Kevin Ratner 1986 Trust Agreement dated December 18, 1986	183,277	.97%
19.) Rachel Ratner 1988 Trust Agreement dated November 26, 1988	183,327	.96%
20.) Max Ratner Family 1999 Irrevocable Trust Agreement Dated December 28, 1999 FBO Adam Ratner	73,080	.39%
21.) Max Ratner 1986 Family Trust Agreement dated December 18, 1986 FBO Adam Ratner	5,992	.03%
22.) James Ratner Revocable Trust Agreement dated December 4, 1981	556,833	3.01%
23.) James Ratner Trust Agreement dated December 5, 1983 FBO Austin Ratner	16,721	.09%
24.) Mark Ratner Revocable Trust Agreement dated September 10, 1983	115,300	.61%
25.) Daniel E. Ratner 1994 Trust Agreement dated March 26, 1994	97,974	.52%
26.) Max Ratner 1988 Grandchildren’s Trust Agreement dated December 21, 1988 FBO Daniel E. Ratner	100,000	.53%
27.) Mark Ratner Trust Agreement dated December 5, 1983 FBO Daniel E. Ratner	55,350	.29%
28.) Stacy Ratner 1994 Trust Agreement dated March 26, 1994	314,452	1.67%
29.) Ronald Ratner	150,000	.8%
30.) Max Ratner 1988 Grandchildren’s Trust Agreement dated December 21, 1988 FBO Matthew Ratner	164,452	.87%
31.) Max Ratner 1988 Grandchildren’s Trust Agreement dated December 21, 1988 FBO Sarah Ratner	314,452	1.67%
32.) Tawny Ratner	2,700	.01%
33.) Max Miller Revocable Trust	16,701	.09%
34.) Ruth Miller 1989 Grandchildren’s Trust Agreement dated December 1, 1989 FBO Max Miller	55,589	.3%
35.) Abraham Miller 2009 Irrevocable Trust Agreement dated December 28, 2009	23,614	.13%

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CUSIP No. 345605208		Page 50 of 59 Pages

36.) Abraham Miller 2012 Family Trust Agreement dated December 21, 2012 FBO Max Miller	29,797	.16%
37.) Trust Agreement of Jacob Andrew Miller dated March 12, 2010	16,701	.09%
38.) Ruth Miller 1989 Grandchildren’s Trust Agreement Dated December 5, 1989 FBO Jacob Miller	55,589	.3%
39.) Abraham Miller 2012 Family Trust Agreement dated December 21, 2012 FBO Jacob Miller	29,797	.16%
40.) Gabrielle Miller Trust Agreement dated November 29, 1985	46,946	.25%
41.) Ruth Miller GST Exempt Trust Agreement dated July 5, 1985 FBO Gabrielle Miller	7,693	.04%
42.) Ruth Miller 1989 Grandchildren’s Trust Agreement dated December 1, 1989 FBO Elena Miller	2,848	.02%
43.) Sam Miller	278,718	1.48%
44.) The Berimore Company, P.L.L.	525,157	2.79%

(1)	Based on total of 18,805,285 shares of Class B Common Stock outstanding as of December 31, 2015.

(d)	Not applicable.

(e)	Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Item 6 of the Schedule 13D is hereby amended to add the following:

In connection with the Company’s REIT Conversion, effective January 1, 2016, the Board of Directors of the Company granted an exemption to the Reporting Persons, solely in their capacity as a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from the stock ownership limitations contained in the Company’s Charter. This exemption was necessary because the ownership limitations in the Charter apply to each “person,” and the Charter defines “person” to include a “group” within the meaning of Section 13(d)(3) of the Exchange Act. Each Reporting Person, individually and in any other capacity, remains subject to the stock ownership limitations. In connection with this exemption, the Reporting Persons made certain representations, warranties and covenants to the Company relating to their individual ownership and other compliance with the Charter provisions.

Item 7. Material to Be Filed as Exhibits.

Exhibit 99.1—Voting Agreement, dated November 8, 2006, by and among Forest City Enterprises, Inc., RMS, Limited Partnership, Powell Partners, Limited, Joseph M. Shafran and Bruce C. Ratner (incorporated by reference to Exhibit 99.1 to the Original Schedule 13D.)

Exhibit 99.2—Joint Filing Agreement, dated December 23, 2013, by and among RMS, Limited Partnership, Powell Partners, Limited and the Shareholders of the Ratner, Miller and Shafran Shareholders Agreement (incorporated by reference to Exhibit 99.2 to Amendment No. 5).

Exhibit 99.3—The Ratner, Miller and Shafran Shareholders Agreement dated December 20, 2013 (incorporated by reference to Exhibit 99.3 to Amendment No. 5).

13D
CUSIP No. 345605208		Page 51 of 59 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 8, 2016

RMS, Limited Partnership, an Ohio limited partnership

/s/ Joan K. Shafran
Joan K. Shafran, a general partner

/s/ Abraham Miller
Abraham Miller, a general partner

/s/ Sam Miller
Sam Miller, Trustee, a general partner

/s/ Charles A. Ratner
Charles A. Ratner, a general partner

/s/ Ronald A. Ratner
Ronald A. Ratner, a general partner

/s/ Deborah Ratner Salzberg
Deborah Ratner Salzberg, a general partner

/s/ Brian Ratner
Brian Ratner, a general partner

Powell Partners, Limited, an Ohio limited liability company

/s/ Joseph M. Shafran
Joseph M. Shafran, Trustee, a member

/s/ Joan K. Shafran
Joan K. Shafran, a member

/s/ Paula Shafran Krulak
Paula Shafran Krulak, a member

Shareholder’s

Albert Ratner Trust Agreement dated August 17, 1985, as amended and restated

Brian J. Ratner Trust Agreement dated August 18, 1986, Revocation and Re-Creation of Trust and Restatement dated February 3, 2005, as amended and restated

Max Ratner 1988 Grandchildren’s Trust Agreement dated December 21, 1988 FBO Daniel G. Ratner

Max Ratner 1988 Grandchildren’s Trust Agreement dated December 21, 1988 FBO Daniel E. Ratner

Max Ratner 1988 Grandchildren’s Trust Agreement dated December 21, 1988 FBO Matthew Ratner

Max Ratner 1988 Grandchildren’s Trust Agreement dated December 21, 1988 FBO Sarah Ratner

Mark Ratner 1986 Family Trust Agreement dated December 18, 1986 FBO Daniel E. Ratner

Mark Ratner 1989 Irrevocable Trust Agreement dated May 9, 1989 FBO Daniel E. Ratner

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Signing as Trustee of the above Trusts:

/s/ Albert Ratner
Albert Ratner, Trustee, a shareholder

Deborah Ratner Salzberg Revocable Trust Agreement dated February 9, 1987, as amended and restated

Albert B. Ratner 1989 Grandchildren’s Trust Agreement dated June 12, 1989 FBO Anna Salzberg

Albert B. Ratner 1989 Grandchildren’s Trust Agreement dated June 12, 1989 FBO Eric Salzberg

Trust Agreement of Anna Salzberg dated September 30, 2009

Max Ratner Family 1999 Irrevocable Trust Agreement dated December 28, 1999 FBO Adam Ratner

Abraham Miller 2012 Family Trust Agreement dated December 21, 2012 FBO Max Miller

Abraham Miller 2012 Family Trust Agreement dated December 21, 2012 FBO Jacob Miller

Signing as Trustee of the above Trusts:

/s/ Deborah Ratner Salzberg
Deborah Ratner Salzberg, Trustee, a shareholder

Emily F. Ratner Revocable Trust Agreement dated August 15, 2007

/s/ Emily Ratner
Emily Ratner, Co-Trustee, a shareholder

/s/ Tawny Ratner
Tawny Ratner, Co-Trustee, a shareholder

Trust Agreement of Anna Salzberg dated September 30, 2009

/s/ Anna Salzberg
Anna Salzberg, Trustee, a shareholder

Brian J. Ratner Trust Agreement dated August 18, 1986, Revocation and Re-Creation of Trust and Restatement dated February 3, 2005, as amended and restated

Albert B. Ratner 1986 Grandchildren’s Trust Agreement dated December 29, 1986 FBO David Ratner

Albert B. Ratner 1989 Grandchildren’s Trust Agreement dated June 12, 1989 FBO David Ratner

Albert B. Ratner 1989 Grandchildren’s Trust Agreement dated June 12, 1989 FBO Emily Ratner

David J. Ratner Trust Agreement dated May 4, 2008

Max Ratner Family 1999 Irrevocable Trust Agreement dated December 28, 1999 FBO Adam Ratner

Signing as Trustee of the above Trusts:

/s/ Brian Ratner
Brian Ratner, Trustee, a shareholder

David J. Ratner Trust Agreement dated May 4, 2008

/s/ David J. Ratner
David J. Ratner, Trustee, a shareholder

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Max Ratner 1986 Family Trust Agreement dated December 18, 1986 FBO Adam Ratner

Max Ratner 1988 Grandchildren’s Trust Agreement dated December 21, 1988 FBO Matthew Ratner

Max Ratner 1988 Grandchildren’s Trust Agreement dated December 21, 1988 FBO Sarah Ratner

Mark Ratner Trust Agreement dated December 5, 1983 FBO Daniel E. Ratner

Stacy Ratner 1994 Trust Agreement dated March 26, 1994, as amended and restated
Daniel E. Ratner 1994 Trust Agreement dated March 26, 1994

James Ratner Trust Agreement dated December 5, 1983 FBO Austin G. Ratner

Daniel G. Ratner Revocable Trust Agreement dated July 29, 1993, as amended and restated

Signing as Trustee of the above Trusts:

/s/ Charles A. Ratner
Charles A. Ratner, Trustee, a shareholder

Kevin Ratner 1986 Trust Agreement dated December 18, 1986, as amended and restated

/s/ Kevin Ratner
Kevin Ratner, Trustee, a shareholder

Rachel Ratner 1988 Trust Agreement dated November 26, 1988

/s/ Rachel Ratner
Rachel Ratner, Trustee, a shareholder

Max Ratner 1986 Family Trust Agreement dated December 18, 1986 FBO Adam Ratner

Max Ratner 1986 Family Trust Agreement dated December 18, 1986 FBO Sarah Ratner

Max Ratner 1988 Grandchildren’s Trust Agreement dated December 21, 1988 FBO Daniel E. Ratner

Stacy Ratner 1994 Trust Agreement dated March 26, 1994, as amended and restated

Daniel E. Ratner 1994 Trust Agreement dated March 26, 1994

Albert B. Ratner 1989 Grandchildren’s Trust Agreement dated June 12, 1989 FBO David Ratner

Albert B. Ratner 1989 Grandchildren’s Trust Agreement dated June 12, 1989 FBO Emily Ratner

Albert B. Ratner 1989 Grandchildren’s Trust Agreement dated June 12, 1989 FBO Anna Salzberg

Albert B. Ratner 1989 Grandchildren’s Trust Agreement dated June 12, 1989 FBO Eric Salzberg

Signing as Trustee of the above Trusts:

/s/ James Ratner
James Ratner, Trustee, a shareholder

Austin G. Ratner 1992 Trust Agreement dated January 5, 1992, as amended and restated

/s/ Austin G. Ratner
Austin G. Ratner, Trustee, a shareholder

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Daniel G. Ratner Revocable Trust Agreement dated July 29, 1993

/s/ Daniel G. Ratner
Daniel G. Ratner, Trustee, a shareholder

Max Ratner 1988 Grandchildren’s Trust Agreement dated December 21, 1988 FBO Daniel G. Ratner

Kevin Ratner 1986 Trust Agreement dated December 18, 1986, as amended and restated

Rachel Ratner 1988 Trust Agreement dated November 26, 1988

Jonathan Ratner 1992 Trust Agreement dated January 2, 1992

Mark Ratner Trust Agreement dated December 5, 1983 FBO Daniel E. Ratner

James Ratner Revocable Trust Agreement dated December 4, 1981, as amended and restated

James Ratner Trust Agreement dated December 5, 1983 FBO Austin G. Ratner

Signing as Trustee of the above Trusts:

/s/ Ronald A. Ratner
Ronald A. Ratner, Trustee, a shareholder

/s/ Sam Miller
Sam Miller, Trustee, a shareholder

Trust Agreement of Jacob Andrew Miller dated March 12, 2010

Ruth Miller 1989 Grandchildren’s Trust Agreement dated December 5, 1989 FBO Jacob Miller

Ruth Miller 1989 Grandchildren’s Trust Agreement dated December 1, 1989 FBO Max Miller

Ruth Miller 1989 Grandchildren’s Trust Agreement dated December 1, 1989 FBO Elena Miller

Ruth Miller 1995 Irrevocable Trust Agreement dated December 28, 1995 FBO Elena Miller

Signing as Trustee of the above Trusts:

/s/ Abraham Miller
Abraham Miller, Trustee, a shareholder

Trust Agreement of Jacob Andrew Miller dated March 12, 2010

/s/ Jacob Miller
Jacob Miller, Trustee, a shareholder

/s/ Max Miller
Max Miller, a shareholder

Gabrielle Miller Trust Agreement dated November 29, 1985, as amended and restated

Ruth Miller GST Exempt Trust Agreement dated July 5, 1985 FBO Gabrielle Miller

Ruth Miller 1995 Irrevocable Trust Agreement dated December 28, 1995 FBO Elena Miller

Signing as Trustee of the above Trusts:

/s/ Gabrielle Miller
Gabrielle Miller, Trustee, a shareholder

Ruth Miller 1989 Grandchildren’s Trust Agreement dated December 1, 1989 FBO Elena Miller

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/s/ Aaron Miller
Aaron Miller, Trustee, a shareholder

Abraham Miller 2009 Irrevocable Trust Agreement dated December 28, 2009

/s/ Bruce Geier
Bruce Geier, Trustee, a shareholder

The Berimore Company, P.L.L.

/s/ Joan K. Shafran
Joan K. Shafran, its Executive Managing Partner, a shareholder

SCHEDULE 1

GENERAL PARTNERS OF

RMS, LIMITED PARTNERSHIP

Listed below are the names and principal occupations of each of the general partners of RMS, Limited Partnership. Each partner’s business address is 50 Public Square, Suite 1600, Cleveland, Ohio 44113.

General Partners	Principal Occupation
Samuel L. Miller, Trustee	Co-Chairman Emeritus of Forest City Realty Trust, Inc.

Abraham Miller	President of Barb’s Graffiti, Inc.

Brian J. Ratner	Executive Vice President of Forest City Realty Trust, Inc.

Charles A. Ratner	Chairman of the Board of Forest City Realty Trust, Inc.

Deborah Ratner-Salzberg	Executive Vice President of Forest City Realty Trust, Inc.

Ronald A. Ratner	Executive Vice President – Development of Forest City Realty Trust, Inc.

Joan K. Shafran	Chief Operating Officer, Powell Partners, Limited and Executive Managing Partner, The Berimore Co.

SCHEDULE 2

MEMBERS OF

POWELL PARTNERS, LIMITED

Listed below are the names and principal occupations of each of the Powell Partners, Limited. Each member’s business address is 2720 Van Aken Blvd., Suite 200, Cleveland, OH 44120.

Members	Principal Occupation
Joseph M. Shafran	President of Paran Management, Ltd.

Joan K. Shafran	Chief Operating Officer, Powell Partners, Limited and Executive Managing Partner, The Berimore Co.

Paula Shafran Krulak	Private Investor

SCHEDULE 3

SHAREHOLDERS

Listed below are the names and principal occupations of each of the Shareholders. Each Shareholder’s business address is 50 Public Square, Suite 1600, Cleveland, OH 44113.

Members	Principal Occupation
Samuel L. Miller, Trustee	Co-Chairman Emeritus of Forest City Realty Trust, Inc.

Abraham Miller	President of Barb’s Graffiti, Inc.

Brian J. Ratner	Executive Vice President of Forest City Realty Trust, Inc.

Charles A. Ratner	Chairman of the Board of Forest City Realty Trust, Inc.

James Ratner, Trustee	Executive Vice President - Development of Forest City Realty Trust, Inc.

Deborah Ratner-Salzberg	Executive Vice President of Forest City Realty Trust, Inc.

Ronald A. Ratner	Executive Vice President - Development of Forest City Realty Trust, Inc.

Joan K. Shafran	Chief Operating Officer, Powell Partners, Limited and Executive Managing Partner, The Berimore Co.

Albert B. Ratner, Trustee	Co-Chairman Emeritus of Forest City Realty Trust, Inc.

David J. Ratner, Trustee	Private Investor

Emily Ratner, Trustee	Attorney

Tawny Ratner, Trustee	Private Investor

Anna Salzberg, Trustee	Teacher

Kevin Ratner, Trustee	President of Forest City Residential West, Inc.

Rachel Ratner, Trustee	Private Investor

Austin Ratner, Trustee	Author

Mark Ratner, Trustee	Professor at Northwestern University

Daniel G. Ratner, Trustee	Private Investor

Bruce Geier, Trustee	Chief Operating Officer, RMS Investment Group, LLC

Jacob Andrew Miller, Trustee	Private Investor

Max Miller	Private Investor

Richard Miller, Trustee	Private Investor

Gabrielle Miller, Trustee	Private Investor

Aaron Miller, Trustee	Middle East Policy Scholar at the Woodrow Wilson Center, Washington, D.C.

Albert Ratner Trust Agreement dated August 17, 1985, as amended and restated	The trust holds, manages and invests assets for its beneficiary.

Brian J. Ratner Trust Agreement dated August 18, 1986, Revocation and Re-Creation of Trust and Restatement dated February 3, 2005, as amended and restated	The trust holds, manages and invests assets for its beneficiary.

Albert B. Ratner 1989 Grandchildren’s Trust Agreement dated June 12, 1989 FBO David Ratner	The trust holds, manages and invests assets for its beneficiary.

Emily F. Ratner Revocable Trust Agreement dated August 15, 2007	The trust holds, manages and invests assets for its beneficiary.

Albert B. Ratner 1986 Grandchildren’s Trust Agreement dated December 29, 1986 FBO David Ratner	The trust holds, manages and invests assets for its beneficiary.

David J. Ratner Trust Agreement dated May 4, 2008	The trust holds, manages and invests assets for its beneficiary.

Albert B. Ratner 1989 Grandchildren’s Trust Agreement dated June 12, 1989 FBO Emily Ratner	The trust holds, manages and invests assets for its beneficiary.

Deborah Ratner Salzberg Revocable Trust Agreement dated February 9, 1987, as amended and restated	The trust holds, manages and invests assets for its beneficiary.

Anna Salzberg Trust Agreement dated September 30, 2009	The trust holds, manages and invests assets for its beneficiary.

Albert B. Ratner 1989 Grandchildren’s Trust Agreement dated June 12, 1989 FBO Anna Salzberg	The trust holds, manages and invests assets for its beneficiary.

Albert B. Ratner 1989 Grandchildren’s Trust Agreement dated June 12, 1989 FBO Eric Salzberg	The trust holds, manages and invests assets for its beneficiary.

Kevin Ratner 1986 Trust Agreement dated December 18, 1986, as amended and	The trust holds, manages and invests assets for its beneficiary.

Rachel Ratner 1988 Trust Agreement dated November 26, 1988	The trust holds, manages and invests assets for its beneficiary.

Jonathan Ratner 1992 Trust Agreement dated January 2, 1992	The trust holds, manages and invests assets for its beneficiary.

Max Ratner 1986 Family Trust Agreement dated December 18, 1986 FBO Adam Ratner	The trust holds, manages and invests assets for its beneficiary.

Max Ratner Family 1999 Irrevocable Trust Agreement dated December 28, 1999 FBO Adam Ratner	The trust holds, manages and invests assets for its beneficiary.

Austin G. Ratner 1992 Trust Agreement dated January 5, 1992, as amended and restated	The trust holds, manages and invests assets for its beneficiary.

James Ratner Trust Agreement dated December 5, 1983 FBO Austin Ratner	The trust holds, manages and invests assets for its beneficiary.

Daniel G. Ratner Revocable Trust Agreement dated July 29, 1993, as amended and restated	The trust holds, manages and invests assets for its beneficiary.

Max Ratner 1988 Grandchildren’s Trust Agreement dated December 21, 1988 FBO Daniel G. Ratner	The trust holds, manages and invests assets for its beneficiary.

Daniel E. Ratner 1994 Trust Agreement dated March 26, 1994	The trust holds, manages and invests assets for its beneficiary.

Mark Ratner Trust Agreement dated December 5, 1983 FBO Daniel E. Ratner	The trust holds, manages and invests assets for its beneficiary.

Mark Ratner 1986 Family Trust Agreement dated December 18, 1986 FBO Daniel E. Ratner	The trust holds, manages and invests assets for its beneficiary.

Max Ratner 1988 Grandchildren’s Trust Agreement dated December 21, 1988 FBO Daniel E. Ratner	The trust holds, manages and invests assets for its beneficiary.

Stacy Ratner 1994 Trust Agreement dated March 26, 1994, as amended and restated	The trust holds, manages and invests assets for its beneficiary.

Max Ratner 1988 Grandchildren’s Trust Agreement dated December 21, 1988 FBO Matthew Ratner	The trust holds, manages and invests assets for its beneficiary.

Max Ratner 1988 Grandchildren’s Trust Agreement dated December 21, 1988 FBO Sarah Ratner	The trust holds, manages and invests assets for its beneficiary.

The Sam Miller Trust	The trust holds, manages and invests assets for its beneficiary.

Abraham Miller 2009 Irrevocable Trust Agreement dated December 28, 2009	The trust holds, manages and invests assets for its beneficiary.

Jacob Andrew Miller Trust Agreement dated March 12, 2010	The trust holds, manages and invests assets for its beneficiary.

Ruth Miller 1989 Grandchildren’s Trust Agreement dated December 5, 1989 FBO Jacob Miller	The trust holds, manages and invests assets for its beneficiary.

Ruth Miller 1989 Grandchildren’s Trust Agreement dated December 1, 1989 FBO Max Miller	The trust holds, manages and invests assets for its beneficiary.

Abraham Miller 2012 Family Trust Agreement dated December 21, 2012 FBO Max Miller	The trust holds, manages and invests assets for its beneficiary.

Abraham Miller 2012 Family Trust Agreement dated December 21, 2012 FBO Jacob Miller	The trust holds, manages and invests assets for its beneficiary.

Gabrielle Miller Trust Agreement dated November 29, 1985, as amended and restated	The trust holds, manages and invests assets for its beneficiary.

Ruth Miller GST Exempt Trust Agreement dated July 5, 1985 FBO Gabrielle Miller	The trust holds, manages and invests assets for its beneficiary.

Ruth Miller 1989 Grandchildren’s Trust Agreement dated December 1, 1989 FBO Elena Miller	The trust holds, manages and invests assets for its beneficiary.

Ruth Miller 1995 Irrevocable Trust Agreement dated December 28, 1995 FBO Elena Miller	The trust holds, manages and invests assets for its beneficiary.